UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2020

BIOANALYTICAL SYSTEMS, INC.

(Exact name of registrant as specified in
its charter)

Indiana	0-23357	35-1345024
(State or otherjurisdiction of incorporation ororganization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 Kent Avenue West Lafayette, Indiana	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of exchange on which registered
Common Shares	BASi	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2020 Bioanalytical Systems, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Robert Leasure, Jr. The Employment Agreement amends and restates Mr. Leasure’s existing employment agreement, dated January 27, 2020 (the "Existing Agreement").

Pursuant to the Employment Agreement, Mr. Leasure agrees to continue to serve as the President and Chief Executive Officer of the Company for a term ending on December 31, 2022; provided that the term of the Employment Agreement will be automatically extended for successive one year terms after the expiration of the initial term unless either party gives notice of termination of Mr. Leasure's employment at least 90 days prior to the end of the then-current term. Mr. Leasure will (i) be entitled to receive an annual base salary of $480,000, (ii) have an annual incentive opportunity of up to 50% of his base salary and (iii) be entitled to vacation in accordance with Company policy and reimbursement for ordinary and necessary business expenses. Mr. Leasure will also be entitled to participate in the Company’s benefit plans and programs provided to Company executives generally, subject to eligibility requirements and other terms and conditions of those plans. Also under the terms of the Employment Agreement and under the Company’s 2018 Equity Incentive Plan (the “Plan”), on the effective date of the Employment Agreement, Mr. Leasure received 40,000 restricted stock units, subject to vesting and forfeiture, including in the event of Mr. Leasure’s termination by the Company for cause or Mr. Leasure’s resignation other than for good reason (each as defined in the Employment Agreement).

The Employment Agreement provides for certain non-competition, non-solicitation and confidentiality undertakings. Should Mr. Leasure’s employment be terminated by reason of Mr. Leasure’s death, by the Company without cause or in the event of Mr. Leasure’s disability (as defined in the Employment Agreement), or by Mr. Leasure for good reason, Mr. Leasure or his estate would be entitled to his base salary and a prorated portion of his annual incentive award for the year in which termination occurs, in each case through the effective date of the termination of his employment. If Mr. Leasure’s employment is terminated by the Company other than for cause, or by Mr. Leasure for good reason, in either case within 12 months after a change in control (as defined in the Plan) (i) the Company would pay to Mr. Leasure in a lump sum, as severance compensation, an amount equal to two times his base salary then in effect plus two times his annual incentive compensation paid for the Company’s last calendar year, (ii) all unvested outstanding options to purchase the Company’s common shares, unvested awards of restricted shares and unvested awards of restricted share units held by Mr. Leasure would vest immediately prior to the termination and, in the case of any such options, remain exercisable for a period of 30 days following the effective date of the termination, and (iii) Mr. Leasure would be entitled to receive, a pro-rata portion of the number of performance shares that would have been earned by Mr. Leasure if the performance conditions related thereto were satisfied at the target level for such awards and Mr. Leasure had been employed on the date required to earn such shares.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: January 4, 2021	By:	/s/ Beth A. Taylor
Beth A. Taylor
Chief Financial Officer, Vice President – Finance